Exhibit 23.1

KPMG LLP 1601 Market Street
Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Radius Global Infrastructure, Inc.:

We consent to the use of our report dated May 8, 2020, with respect to the consolidated balance sheets of AP WIP Investments, LLC and Subsidiaries as of December 31, 2019 and 2018, the related consolidated statement of operations, comprehensive loss, members’ deficit, and cash flows for the years then ended, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report of KPMG LLP on the aforementioned financial statements refers to a change in its method of accounting for leases in 2019 due to the adoption of FASB Accounting Standard Codification (Topic 842) Leases.

Philadelphia, Pennsylvania

October 21, 2020

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.